    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001
                                                     REGISTRATION NO. 333-46624

===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED
                                 --------------

                            KANA COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                 --------------

              DELAWARE                                    7389                               77-0435679
   (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)                 CLASSIFICATION CODE)                 IDENTIFICATION NUMBER)

                                 --------------

                  740 BAY ROAD, REDWOOD CITY, CALIFORNIA 94063
                                 (650) 298-9282
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 --------------

                  JAMES C. WOOD, CHIEF EXECUTIVE OFFICER

                            KANA COMMUNICATIONS, INC.
                                  740 BAY ROAD
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 298-9282
     (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                                 --------------


                                   COPIES TO:
                           DAVID A. MAKARECHIAN, ESQ.
                            ELAINE S. LLEWELYN, ESQ.
                             MEGAN R. COMPORT, ESQ.
                             TAYLOR L. STEVENS, ESQ.

                         BROBECK, PHLEGER & HARRISON LLP
                              TWO EMBARCADERO PLACE
                                 2200 GENG ROAD
                           PALO ALTO, CALIFORNIA 94303
                                 (650) 424-0160
                                 --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable on or after this Registration Statement is declared effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                                 --------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================

                                                                   PROPOSED MAXIMUM  PROPOSED MAXIMUM     AMOUNT OF
                  TITLE OF EACH CLASS OF            AMOUNT TO          OFFERING         AGGREGATE       REGISTRATION
               SECURITIES TO BE REGISTERED        BE REGISTERED    PRICE PER SHARE(1)  OFFERING PRICE       FEE(2)

------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value...................    1,125,000          $31.625         $35,578,125        $9,403.00
========================================================================================================================

  (1) Pursuant to Rule 457(c) under the Securities Act, this per share amount is based on the average high and low prices of our common stock on September 19, 2000 as reported on the NASDAQ National Market. Estimated solely for the purpose of calculating the registration fee.

  (2)  Previously Paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED JANUARY 26, 2001)



                                1,125,000 SHARES



                                 [GRAPHIC LOGO]
                            KANA COMMUNICATIONS, INC.

                                  COMMON STOCK
                                 --------------


     This prospectus relates to the sale of up to 1,125,000 shares of our common stock by the selling stockholder identified in this prospectus. This amount includes 400,000 shares of common stock acquired by the selling stockholder on September 6, 2000 pursuant to a stock and warrant purchase agreement and 725,000 shares of common stock issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus. We will receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes.


     Our common stock is traded on the Nasdaq National Market under the symbol "KANA." The closing price on January 25, 2001 was $6.75 per share.


                                 --------------

     THE SHARES OF COMMON STOCK OF KANA OFFERED OR SOLD UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                                 --------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------


                         The date of this prospectus is

                             ____________ __, 2001.

     You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                TABLE OF CONTENTS

                                                                         PAGE
PROSPECTUS SUMMARY.....................................................    3
RISK FACTORS...........................................................    5
FORWARD-LOOKING STATEMENTS.............................................   17
WHERE YOU CAN FIND MORE INFORMATION....................................   18
SELLING STOCKHOLDER....................................................   19
USE OF PROCEEDS........................................................   19
PLAN OF DISTRIBUTION...................................................   19
LEGAL MATTERS..........................................................   21
EXPERTS................................................................   21

                               PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

OUR BUSINESS

     We are a leading provider of integrated e-business solutions that deliver a Web-architected e-business platform and a comprehensive suite of customer-facing applications for marketing, sales and service. We define e-businesses as companies that leverage the reach and efficiency of the Internet to enhance their competitive market position, from Internet start-ups to the largest 2,000 companies in the world, commonly known as the "Global 2000." Our products and services allow companies to offer customers, business partners and businesses alike, the ability to collaborate with the company and each other to efficiently resolve their problems and to receive timely, easy to access, relevant information.

     Our objective is to become the leading provider of mission critical Web-architected communications and relationship management software products and services for e-businesses. To achieve our objective, we intend to expand our products to enter new markets, increase our global distribution capabilities and alliances, leverage our hosted application service and continue to emphasize customer advocacy and satisfaction.

RECENT DEVELOPMENTS


     On January 24, 2001, we announced our operating results for the fourth quarter ended December 31, 2000. Our fourth quarter consolidated net revenues were $42.4 million and our net loss was $2.4 billion, or $(27.21) per share. In the fourth quarter of 1999, our net revenues were $6.5 million with net loss of $91 million, or $(1.76) per share. Results for the fourth quarter of 2000 included an impairment charge of $2.1 billion related to goodwill associated with the acquisition of Silknet Software, Inc.

     On January 18, 2001, we announced the appointment of James C. Wood as our new chief executive officer and chairman of the board, in connection with the January 2001 resignation of our former chief executive officer and chairman of the board, Michael J. McCloskey, for health reasons.

     On December 29, 2000, we entered into a license agreement and a worldwide bilateral reseller agreement with Genesys Telecommunications Laboratories, Inc. and settled our litigation with Genesys. Under the terms of the license agreement, we receive a license to use or distribute products which make use of technology which may be covered by certain patents owned by Genesys. Under the terms of the reseller agreement, Genesys grants to us the right to use or resell to third parties Genesys products, and we grant to Genesys the right to use or resell to third parties our products. In connection with the license agreement and the reseller agreement, the litigation between us and Genesys will be dismissed with prejudice.

CORPORATE INFORMATION

     We were founded by Mark Gainey and Michael Horvath in 1996. We were first incorporated in California in July 1996 as Kana Net Works, Inc., and we changed our name to Kana.com, Inc. in January 1997. We then changed our name to Kana Communications, Inc. in October 1997. We reincorporated in Delaware in September 1999. In December 1999, we completed mergers with Business Evolution, Inc. and netDialog, Inc., and in April 2000, we completed our merger with Silknet Software, Inc. References in this prospectus to "Kana," "we," "our," and "us" collectively refer to Kana Communications, Inc., a Delaware corporation, its subsidiaries and its California predecessor. Our principal executive offices are located at 740 Bay Road, Redwood City, California 94063 and our telephone number is (650) 298-9282.

THE OFFERING


     This prospectus relates to the sale of up to 1,125,000 shares of our common stock by the selling stockholder identified in this prospectus, Andersen Consulting LLP. This amount includes 400,000 shares of common stock acquired by the selling stockholder on September 6, 2000 pursuant to a stock and warrant purchase agreement and 725,000 shares of common stock issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. On January 1, 2001, Andersen Consulting LLP officially changed its name to Accenture LLP. In the remainder of this prospectus, Accenture LLP is referred to as Andersen Consulting LLP. See "Selling Stockholder."



USE OF PROCEEDS

     The selling stockholder will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock. We will receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes.

                                  RISK FACTORS

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, TOGETHER WITH ALL OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

     RISKS AND UNCERTAINTIES, IN ADDITION TO THOSE WE DESCRIBE BELOW, THAT ARE NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED. IN ADDITION, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO THE OCCURRENCE OF ANY OF THESE RISKS.


                          RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, THERE IS LIMITED INFORMATION UPON WHICH YOU CAN EVALUATE OUR BUSINESS


     We are still in the early stages of our development, and our limited operating history makes it difficult to evaluate our business and prospects. We were incorporated in July 1996 and first recorded revenue in February 1998. Thus, we have a limited operating history upon which you can evaluate our business and prospects. In addition, our operating results include the results of operations of Connectify, Inc., netDialog, Inc. and Business Evolution, Inc., three companies acquired by us and accounted for as poolings of interests, and Silknet Software, Inc., a company acquired by us and accounted for as a purchase. Due to our limited operating history, it is difficult or impossible to predict future results of operations. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are required to forecast expenses in part on future revenue projections. Moreover, due to our limited operating history, any evaluation of our business and prospects must be made in light of the risks and uncertainties often encountered by early-stage companies in Internet-related markets. Many of these risks are discussed in the subheadings below, and include our ability to:


     o attract more customers;

     o implement our sales, marketing and after-sales service initiatives, both domestically and internationally;

     o execute our product development activities;

     o anticipate and adapt to the changing Internet market;

     o attract, retain and motivate qualified personnel;

     o respond to actions taken by our competitors;

     o continue to build an infrastructure to effectively manage growth and handle any future increased usage; and

     o integrate acquired businesses, technologies, products and services.

     If we are unsuccessful in addressing these risks or in executing our business strategy, our business, results of operations and financial condition would be materially and adversely affected.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS AND WE MAY FAIL TO MEET EXPECTATIONS, WHICH MAY CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

       Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter particularly because our products and services are relatively new and our prospects uncertain. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include the factors described in the subheadings below as well as:

     o the evolving and varying demand for customer communication software products and services for e-businesses, particularly our products and services;

     o costs associated with integrating our recent acquisitions, and costs associated with any future acquisitions;

     o the timing of new releases of our products;

     o the discretionary nature of our customers' purchasing and budgetary cycles;

     o changes in our pricing policies or those of our competitors;

     o the timing of execution of large contracts that materially affect our operating results;

     o the mix of sales channels through which our products and services are sold;

     o the mix of our domestic and international sales;

     o costs related to the customization of our products;

     o our ability to expand our operations, and the amount and timing of expenditures related to this expansion; and

     o global economic the conditions, as well as those specific to large enterprises with high e-mail volume.

     We also often offer volume-based pricing, which may affect operating margins. Most of our expenses, such as employee compensation and rent, are relatively fixed in the short term. Moreover, our expense levels are based, in part, on our expectations regarding future revenue levels. As a result, if total revenues for a particular quarter are below expectations, we could not proportionately reduce operating expenses for that quarter. Therefore, this revenue shortfall would have a disproportionate effect on our expected operating results for that quarter. In addition, because our service revenue is largely correlated with our license revenue, a decline in license revenue could also cause a decline in service revenue in the same quarter or in subsequent quarters.

     Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE, WHICH MAY REDUCE THE TRADING PRICE OF OUR COMMON STOCK

     Since we began operations in 1997, we have incurred substantial operating losses in every quarter. As a result of accumulated operating losses, we have a significant accumulated deficit. Since inception, we have funded our business primarily through selling our stock, not from cash generated by our business. Our growth in recent periods has been from a limited base of customers, and we may not be able to sustain these growth rates. We expect to continue to increase our operating expenses. As a result, we expect to continue to experience losses and negative cash flows, even if sales of our products and services continue to grow, and we may not generate sufficient revenues to achieve profitability in the future.

     In addition, as a result of our mergers with Connectify, netDialog, Business Evolution and Silknet, we expect that our losses will increase even more significantly because of additional costs and expenses related to:

     o an increase in the number of employees;

     o an increase in research and development activities;

     o an increase in sales and marketing activities; and

     o assimilation of operations and personnel.


     Further, in connection with the issuance of 400,000 shares of our common stock and a warrant to purchase up to 725,000 shares of our common stock to Andersen Consulting LLP pursuant to a stock and warrant purchase agreement, dated September 6, 2000, we will incur substantial charges to stock-based compensation. With respect to the 400,000 shares of common stock, we will incur a fixed charge to stock-based compensation over the four-year term of our global strategic alliance with Andersen based upon the fair market value of our common stock on September 6, 2000, the date of closing, of $37.125. With respect to the warrant, we will incur a charge to stock-based compensation when certain performance goals are achieved, such charge to be measured using the Black-Scholes valuation model and the fair market value of our common stock at the time of achievement of such goals. Accordingly, significant increases in our stock price could result in substantial non-cash accounting charges and variations in our results of operations.


     If we do achieve profitability, we may not be able to sustain or increase any profitability on a quarterly or annual basis in the future.

WE HAVE COMPLETED FOUR MERGERS, AND THOSE MERGERS MAY RESULT IN DISRUPTIONS TO OUR BUSINESS AND MANAGEMENT DUE TO DIFFICULTIES IN ASSIMILATING PERSONNEL AND OPERATIONS

     We may not realize the benefits from the significant mergers we have completed. In August 1999, we acquired Connectify, and in December 1999, we acquired netDialog and Business Evolution. On April 19, 2000, we completed our merger with Silknet. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we will need to assimilate and retain key professional services, engineering and marketing personnel. This is particularly difficult with Business Evolution and Silknet, since their operations are located on the east coast and we are headquartered on the west coast. Key personnel from the acquired companies have in certain instances decided, and they may in the future decide, that they do not want to work for us. In addition, products of these companies will have to be integrated into our products, and it is uncertain whether we may accomplish this easily or at all. These difficulties could disrupt our ongoing business, distract management and employees or increase expenses. Acquisitions are inherently risky and we may also face unexpected costs, which may adversely affect operating results in any quarter.

THE MERGER OF SILKNET INTO OUR COMPANY COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS

     If the benefits of the merger of Silknet into our company do not exceed the costs associated with the merger, including any dilution to our stockholders resulting from the issuance of shares in connection with the merger, our financial results, including earnings per share, could be adversely affected. In addition, we have recorded goodwill and intangible assets of approximately $3.8 billion in connection with the merger.

     As a result of the acquisition of Silknet, we recorded significant goodwill and intangible assets which, in accordance with generally accepted accounting principles, are required to be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In the fourth quarter of 2000, we reviewed the goodwill and intangible assets related to the merger with Silknet for impairment and, as a result of our review, we recorded an impairment charge of $2.1 billion.


THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER OF SILKNET INTO OUR COMPANY

     The market price of our common stock may decline as a result of the merger if:

     o the integration of our company and Silknet is unsuccessful;

     o we do not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or investors; or

     o the effect of the merger on our financial results is not consistent with the expectations of financial or industry analysts or investors.

     The market price of our common stock could also decline as a result of factors related to the merger which may currently be unforeseen. A decline in the market price of our common stock could materially and adversely affect our operating results.

IF WE ACQUIRE ADDITIONAL COMPANIES, PRODUCTS OR TECHNOLOGIES, WE MAY FACE RISKS SIMILAR TO THOSE FACED IN OUR OTHER MERGERS

     If we are presented with appropriate opportunities, we intend to make other investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face the same risks, uncertainties and disruptions as discussed above with respect to our other mergers. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our company or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

WE FACE SUBSTANTIAL COMPETITION AND MAY NOT BE ABLE TO COMPETE EFFECTIVELY

     The market for our products and services is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. Increased competition may result in price reductions, reduced gross margins and loss of market share.


     We currently face competition for our products from systems designed by in-house and third-party development efforts. We expect that these systems will continue to be a principal source of competition for the foreseeable future. Our competitors include a number of companies offering one or more products for the e-business communications and relationship management market, some of which compete directly with our products. For example, our competitors include companies providing stand-alone point solutions, including Annuncio, Inc., AskJeeves, Inc., Brightware, Inc., Broadbase, Inc., Digital Impact, Inc., eGain Communications Corp., E.piphany, Inc., Inference Corp., Marketfirst, Inc., Live Person, Inc., Mustang Software, Inc. (which was acquired by Quintus Corporation), Responsys.com and Servicesoft, Inc. (which was acquired by Broadbase Software, Inc.). In addition, we compete with companies providing traditional, client-server based customer management and communications solutions, such as Clarify Inc. (which was acquired by Northern Telecom), Genesys Telecommunications Laboratories, Inc. (which was acquired by Alcatel), Cisco Systems, Inc., Lucent Technologies, Inc., Message Media, Inc., Oracle Corporation, Pivotal Corporation, Siebel Systems, Inc. and Vantive Corporation (which was acquired by PeopleSoft, Inc.). Furthermore, we may face increased competition should we expand our product line, through acquisition of complementary businesses or otherwise.


     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than we have. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our industry. We may lose potential customers to competitors for various reasons, including the ability or willingness of competitors to offer lower prices and other incentives that we cannot match. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We also expect that competition will increase as a result of recently-announced industry consolidations, as well as future consolidations.

     We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

OUR FAILURE TO CONSUMMATE OUR EXPECTED SALES IN ANY GIVEN QUARTER COULD DRAMATICALLY HARM OUR OPERATING RESULTS BECAUSE OF THE LARGE SIZE OF TYPICAL ORDERS

     Our sales cycle is subject to a number of significant risks, including customers' budgetary constraints and internal acceptance reviews, over which we have little or no control. Consequently, if sales expected from a specific customer in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, and due to the relatively large size of a typical order, a lost or delayed sale could result in revenues that are lower than expected. Moreover, to the extent that significant sales occur earlier than anticipated, revenues for subsequent quarters may be lower than expected.

WE MAY NOT BE ABLE TO FORECAST OUR REVENUES ACCURATELY BECAUSE OUR PRODUCTS HAVE A LONG AND VARIABLE SALES CYCLE

       The long sales cycle for our products may cause license revenue and operating results to vary significantly from period to period. To date, the sales cycle for our products has taken 3 to 12 months in the United States and longer in foreign countries. Our sales cycle has required pre-purchase evaluation by a significant number of individuals in our customers' organizations. Along with third parties that often jointly market our software with us, we invest significant amounts of time and resources educating and providing information to prospective customers regarding the use and benefits of our products. Many of our customers evaluate our software slowly and deliberately, depending on the specific technical capabilities of the customer, the size of the deployment, the complexity of the customer's network environment, and the quantity of hardware and the degree of hardware configuration necessary to deploy our products.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND COULD DROP, PARTICULARLY BECAUSE OUR BUSINESS DEPENDS ON THE INTERNET

     The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many technology and computer software companies, particularly Internet-related companies, and that have often been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock.

FUTURE SALES OF STOCK COULD AFFECT OUR STOCK PRICE

     If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     In particular, in July 2000, the lockup agreement executed by the affiliates of Kana and Silknet elapsed and such stockholders are eligible to sell all vested shares. In addition, in August 2000, shares held by former Connectify stockholders became eligible for sale under Rule 144.

DIFFICULTIES IN IMPLEMENTING OUR PRODUCTS COULD HARM OUR REVENUES AND MARGINS

     Forecasting our revenues depends upon the timing of implementation of our products. This implementation typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project. Some customers may also require us to develop customized features or capabilities. If new or existing customers have difficulty deploying our products or require significant amounts of our professional services support or customized features, our revenue recognition could be further delayed and our costs could increase, causing increased variability in our operating results.

OUR BUSINESS DEPENDS ON THE ACCEPTANCE OF OUR PRODUCTS AND SERVICES, AND IT IS UNCERTAIN WHETHER THE MARKET WILL ACCEPT OUR PRODUCTS AND SERVICES

     We are not certain that our target customers will widely adopt and deploy our products and services. Our future financial performance will depend on the successful development, introduction and customer acceptance of new and enhanced versions of our products and services. In the future, we may not be successful in marketing our products and services, including any new or enhanced products.

WE MAY BE UNABLE TO HIRE AND RETAIN THE SKILLED PERSONNEL NECESSARY TO DEVELOP OUR ENGINEERING, PROFESSIONAL SERVICES AND SUPPORT CAPABILITIES IN ORDER TO CONTINUE TO GROW

     We may increase our sales, marketing, engineering, professional services and product management personnel over the next 12 months. Competition for these individuals is intense, and we may not be able to attract, assimilate or retain highly qualified personnel in the future. Our business cannot continue to grow if we cannot attract qualified personnel. Our failure to attract and retain the highly trained personnel that are integral to our product development and professional services group, which is the group responsible for implementation and customization of, and technical support for, our products and services, may limit the rate at which we can develop and install new products or product enhancements, which would harm our business. We may need to increase our staff to support new customers and the expanding needs of our existing customers, without compromising the quality of our customer service. Since our inception, a number of employees have left or have been terminated, and we expect to lose more employees in the future. Recently, we restructured our organization and terminated a significant number of employees in the process. Hiring qualified professional services personnel, as well as sales, marketing, administrative and research and development personnel, is very competitive in our industry, particularly in the San Francisco Bay Area, where we are headquartered, due to the limited number of people available with the necessary technical skills. We face greater difficulty attracting these personnel with equity incentives as a public company than we did as a privately held company.

WE MAY FACE DIFFICULTIES IN HIRING AND RETAINING QUALIFIED SALES PERSONNEL TO SELL OUR PRODUCTS AND SERVICES, WHICH COULD HARM OUR ABILITY TO INCREASE OUR REVENUES IN THE FUTURE

     Our financial success depends to a large degree on the ability of our direct sales force to increase sales to a level required to adequately fund marketing and product development activities. Therefore, our ability to increase revenues in the future depends considerably upon our success in recruiting, training and retaining additional direct sales personnel and the success of the direct sales force. Also, it may take a new salesperson a number of months before he or she becomes a productive member of our sales force. Our business will be harmed if we fail to hire or retain qualified sales personnel, or if newly hired salespeople fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.


WE HAVE APPOINTED A NEW CHIEF EXECUTIVE OFFICER, A NEW PRESIDENT AND A NEW CHIEF OPERATING OFFICER, AND THE INTEGRATION OF THESE OFFICERS MAY INTERFERE WITH OUR OPERATIONS.

      In January 2001, we announced the appointment of James C. Wood as our new chief executive officer and chairman of the board, in connection with the January 2001 resignation of our former chief executive officer and chairman of the board, Michael J. McCloskey, for health reasons. We also announced the appointment of David B. Fowler as our new president and Nigel K. Donovan as our new chief operating officer. Mr. Wood joined us in April 2000 as a director and served as our president from May 2000 to January 2001; Mr. Fowler served as our vice president, corporate marketing from April 2000 to January 2001; and Mr. Donovan served as our vice president, development from April 2000 to January 2001. Messrs. Wood, Fowler and Donovan each joined us in connection with our acquisition of Silknet in April 2000. The transition of Messrs. Wood, Fowler and Donovan has resulted and will continue to result in some disruption to our ongoing operations, and we cannot be certain that these transitions will not materially harm the way that the market perceives our company or the price of our common stock.


LOSS OF OUR CHIEF EXECUTIVE OFFICER OR ANY OF OUR EXECUTIVE OFFICERS COULD HARM OUR BUSINESS


      Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of Mr. Wood. The loss of the services of Mr. Wood or any of our executive officers could harm our business and operations. In addition, we have not obtained life insurance benefiting us on any of our employees or entered into employment agreements with our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, our business could be harmed.


A FAILURE TO MANAGE OUR INTERNAL OPERATING AND FINANCIAL FUNCTIONS COULD LEAD TO INEFFICIENCIES IN CONDUCTING OUR BUSINESS AND SUBJECT US TO INCREASED EXPENSES

     Our ability to offer our products and services successfully in a rapidly evolving market requires an effective planning and management process. We have limited experience in managing rapid growth. We are experiencing a period of growth that is placing a significant strain on our managerial, financial and personnel resources. Our business will suffer if this growth continues and we fail to manage it successfully. Our number of employees has grown more than ten-fold since June 30, 1999, when we had 98 employees, and we expect to continue to hire new employees at a rapid rate. Moreover, we will need to assimilate substantially all of Silknet's operations into our operations. The rate of our recent growth has made management of that growth more difficult. Any additional growth will further strain our management, financial, personnel, internal training and other resources. To manage any future growth effectively, we must improve our financial and accounting systems, controls, reporting systems and procedures, integrate new personnel and manage expanded operations. Any failure to do so could negatively affect the quality of our products, our ability to respond to our customers and retain key personnel, and our business in general.

DELAYS IN THE DEVELOPMENT OF NEW PRODUCTS OR ENHANCEMENTS TO EXISTING PRODUCTS WOULD HURT OUR SALES AND DAMAGE OUR REPUTATION

     To be competitive, we must develop and introduce on a timely basis new products and product enhancements for companies with significant e-business customer interactions needs. Any failure to do so could harm our business. If we experience product delays in the future, we may face:

     o customer dissatisfaction;

     o cancellation of orders and license agreements;

     o negative publicity;

     o loss of revenues;

     o slower market acceptance; and

     o legal action by customers.

     In the future, our efforts to remedy this situation may not be successful and we may lose customers as a result. Delays in bringing to market new products or their enhancements, or the existence of defects in new products or their enhancements, could be exploited by our competitors. If we were to lose market share as a result of lapses in our product management, our business would suffer.

TECHNICAL PROBLEMS WITH EITHER OUR INTERNAL OR OUTSOURCED COMPUTER AND COMMUNICATIONS SYSTEMS COULD INTERRUPT OUR KANA ONLINE SERVICE

     The success of the Kana Online service depends on the efficient and uninterrupted operation of our own and outsourced computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar adverse events. We have entered into an Internet-hosting agreement with Exodus Communications, Inc. to maintain all of the Kana Online servers at Exodus' data center in Santa Clara, California. Our operations depend on Exodus' ability to protect its and our systems in Exodus' data center against damage or interruption. Exodus does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have no formal disaster recovery plan in the event of damage or interruption, and our insurance policies may not adequately compensate us for any losses that we may incur. Any system failure that causes an interruption in our service or a decrease in responsiveness could harm our relationships with customers and result in reduced revenues.

IF WE FAIL TO BUILD SKILLS NECESSARY TO SELL OUR KANA ONLINE SERVICE, WE WILL LOSE REVENUE OPPORTUNITIES AND OUR SALES WILL SUFFER

     The skills necessary to market and sell Kana Online are different from those relating to our software products. We license our software products for a fixed fee based on the number of concurrent users and the optional applications purchased. We license Kana Online based on a fixed fee for installation, configuration and training, and a variable monthly component depending on actual customer usage. Our sales force sells both our software products and Kana Online. Because different skills are necessary to sell Kana Online as compared to selling software products, our sales and marketing groups may not be able to maintain or increase the level of sales of either Kana Online or our software products.

OUR PENDING PATENTS MAY NEVER BE ISSUED AND, EVEN IF ISSUED, MAY PROVIDE LITTLE PROTECTION

     Our success and ability to compete depend to a significant degree upon the protection of our software and other proprietary technology rights. We regard the protection of patentable inventions as important to our future opportunities. We currently have nine U.S. patent applications pending relating to our software. Although we have filed four international patent applications corresponding to four of our U.S. patent applications, none of our technology is patented outside of the United States. It is possible that:

     o our pending patent applications may not result in the issuance of patents;

     o any patents issued may not be broad enough to protect our proprietary rights;

     o any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from exploiting the inventions claimed in those patents;

     o current and future competitors may independently develop similar technology, duplicate our products or design around any of our patents; and

     o effective patent protection may not be available in every country in which we do business.

WE RELY UPON TRADEMARKS, COPYRIGHTS AND TRADE SECRETS TO PROTECT OUR PROPRIETARY RIGHTS, WHICH MAY NOT BE SUFFICIENT TO PROTECT OUR INTELLECTUAL PROPERTY

     We also rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. In the United States, we currently have a registered trademark, "Kana," and seven pending trademark applications, including trademark applications for our logo and "KANA COMMUNICATIONS and Design." Although none of our trademarks is registered outside of the United States, we have trademark applications pending in Australia, Canada, the European Union, India, Japan, South Korea and Taiwan. However, despite the precautions that we have taken:

     o laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

     o current federal laws that prohibit software copying provide only limited protection from software "pirates," and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

     o other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

     o policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

     Also, the laws of other countries in which we market our products may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

WE MAY BECOME INVOLVED IN LITIGATION OVER PROPRIETARY RIGHTS, WHICH COULD BE COSTLY AND TIME CONSUMING, AND GENESYS TELECOMMUNICATIONS LABORATORIES, INC. HAS FILED AN INFRINGEMENT SUIT AGAINST US

     Substantial litigation regarding intellectual property rights exists in our industry. We expect that software in our industry may be increasingly subject to third-party infringement claims as the number of competitors grows and the functionality of products in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents upon which our products or technology infringe. Any of these third parties might make a claim of infringement against us. Many of our software license agreements require us to indemnify our customers from any claim or finding of intellectual property infringement. Any litigation, brought by us or others, could result in the expenditure of significant financial resources and the diversion of management's time and efforts. In addition, litigation in which we are accused of infringement might cause product shipment delays, require us to develop non-infringing technology or require us to enter into royalty or license agreements, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.


     On October 8, 1999, Genesys Telecommunications Laboratories, Inc. filed a complaint against us in the United States District Court for the District of Delaware alleging patent infringement. In connection with the license agreement and reseller agreement that we entered into with Genesys on December 29, 2000, the complaint will be dismissed with prejudice. We are not currently a party to any other material legal proceedings.


WE MAY FACE HIGHER COSTS AND LOST SALES IF OUR SOFTWARE CONTAINS ERRORS

     We face the possibility of higher costs as a result of the complexity of our products and the potential for undetected errors. Due to the mission-critical nature of our products and services, undetected errors are of particular concern. We have only a few "beta" customers that test new features and functionality of our software before we make these features and functionalities generally available to our customers. If our software contains undetected errors or we fail to meet customers' expectations in a timely manner, we could experience:

     o loss of or delay in revenues expected from the new product and an immediate and significant loss of market share;

     o loss of existing customers that upgrade to the new product and of new customers;

     o failure to achieve market acceptance;

     o diversion of development resources;

     o injury to our reputation;

     o increased service and warranty costs;

     o legal actions by customers; and

     o increased insurance costs.

WE MAY FACE LIABILITY CLAIMS THAT COULD RESULT IN UNEXPECTED COSTS AND DAMAGE TO OUR REPUTATION

     Our licenses with customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amounts paid by the licensee to us for the product or service giving rise to the damages. However, these contractual limitations on liability may not be enforceable and we may be subject to claims based on errors in our software or mistakes in performing our services including claims relating to damages to our customers' internal systems. A product liability claim, whether or not successful, could harm our business by increasing our costs, damaging our reputation and distracting our management.

OUR INTERNATIONAL OPERATIONS COULD DIVERT MANAGEMENT ATTENTION AND PRESENT FINANCIAL ISSUES


     Our international operations are located in the United Kingdom, Australia, Germany, Japan, Holland, France, Spain, Sweden, Singapore and Brazil, and, to date, have been limited. We may expand our existing international operations and establish additional facilities in other parts of the world. We may face difficulties in accomplishing this expansion, including finding adequate staffing and management resources for our international operations. The expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. In addition, in order to expand our international sales operations, we will need to, among other things:


     o expand our international sales channel management and support organizations;

     o customize our products for local markets; and

     o develop relationships with international service providers and additional distributors and system integrators.

     Our investments in establishing facilities in other countries may not produce desired levels of revenues. Even if we are able to expand our international operations successfully, we may not be able to maintain or increase international market demand for our products. In addition, we have only licensed our products internationally since January 1999 and have limited experience in developing localized versions of our software and marketing and distributing them internationally. Localizing our products may take longer than we anticipate due to difficulties in translation and delays we may experience in recruiting and training international staff.

OUR GROWTH COULD BE LIMITED IF WE FAIL TO EXECUTE OUR PLAN TO EXPAND OUR INTERNATIONAL PRESENCE

     For the nine month periods ended September 30, 2000 and September 30, 1999, we derived approximately 14% and 10%, respectively, of our total revenues from sales outside North America. We have established offices in the United Kingdom, Australia, Germany, Japan, Holland, France, Spain, Sweden, Singapore and Brazil. As a result, we face risks from doing business on an international basis, any of which could impair our internal revenues. We could, in the future, encounter greater difficulty in accounts receivable collection, longer sales cycles and collection periods or seasonal reductions in business activity. In addition, our international operations could cause our average tax rate to increase. Any of these events could harm our international sales and results of operations.


INTERNATIONAL LAWS AND REGULATIONS MAY EXPOSE US TO POTENTIAL COSTS AND
LITIGATION

     Our international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business. The European Union has enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our products and services, could negatively impact our results of operations.

WE MAY SUFFER FOREIGN EXCHANGE RATE LOSSES

     Our international revenues and expenses are denominated in local currency. Therefore, a weakening of other currencies versus the U.S. dollar could make our products less competitive in foreign markets and could negatively affect our operating results and cash flows. We do not currently engage in currency hedging activities. We have not yet but may in the future experience significant foreign currency translation losses, especially to the extent that we do not engage in hedging.


OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH

     We may need to raise additional funds to develop or enhance our products or services, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We do not have a long enough operating history to know with certainty whether our existing cash and expected revenues will be sufficient to finance our anticipated growth. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

OUR EXECUTIVE OFFICERS AND DIRECTORS CAN EXERCISE SIGNIFICANT INFLUENCE OVER STOCKHOLDER VOTING MATTERS


     As of January 3, 2001, our executive officers and directors, and their affiliates together control approximately 21.5% of our outstanding common stock. As a result, these stockholders, if they act together, will have a significant impact on all matters requiring approval of our stockholders, including the election of directors and significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the market price of our common stock.


WE HAVE ADOPTED ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY

     Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Moreover, without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

     Our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase our company. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving our company. Furthermore, our board of directors is divided into three classes, only one of which is elected each year. Directors are removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of our company.


                          RISKS RELATED TO OUR INDUSTRY

OUR FAILURE TO MANAGE MULTIPLE TECHNOLOGIES AND TECHNOLOGICAL CHANGE COULD HARM OUR FUTURE PRODUCT DEMAND

     Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. The market for e-business customer communication software is characterized by:

     o rapid technological change;

     o frequent new product introductions;

     o changes in customer requirements; and

     o evolving industry standards.

     Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our software may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments and other systems that our customers use. For example, the server component of the current version of our products runs on the Windows NT operating system from Microsoft, and we must develop products and services that are compatible with UNIX and other operating systems to meet the demands of our customers. If we cannot successfully develop these products in response to customer demands, our business could suffer. Also, we must constantly modify and improve our products to keep pace with changes made to these platforms and to database systems and other back-office applications and Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may cause confusion in the market and harm our business. If we fail to modify or improve our products in response to evolving industry standards, our products could rapidly become obsolete, which would harm our business.

IF WE FAIL TO RESPOND TO CHANGING CUSTOMER PREFERENCES IN OUR MARKET, DEMAND FOR OUR PRODUCTS AND OUR ABILITY TO ENHANCE OUR REVENUES WILL SUFFER

     We must continually improve the performance, features and reliability of our products, particularly in response to competitive offerings. Our success depends, in part, on our ability to enhance our existing software and to develop new services, functionality and technology that address the increasingly sophisticated and varied needs of our prospective customers. If we do not properly identify the feature preferences of prospective customers, or if we fail to deliver features that meet the requirements of these customers, our ability to market our products successfully and to increase our revenues could be impaired. The development of proprietary technology and necessary service enhancements entails significant technical and business risks and requires substantial expenditures and lead time.

IF THE INTERNET AND E-MAIL FAIL TO GROW AND BE ACCEPTED AS MEDIA OF COMMUNICATION, DEMAND FOR OUR PRODUCTS AND SERVICES WILL DECLINE

     We sell our products and services primarily to organizations that receive large volumes of e-mail and Web-based communications. Many of our customers have business models that are based on the continued growth of the Internet. Consequently, our future revenues and profits, if any, substantially depend upon the continued acceptance and use of the Internet and e-mail, which are evolving as media of communication. Rapid growth in the use of e-mail is a recent phenomenon and may not continue. As a result, a broad base of enterprises that use e-mail as a primary means of communication may not develop or be maintained. In addition, the market may not accept recently introduced products and services that process e-mail, including our products and services. Moreover, companies that have already invested significant resources in other methods of communications with customers, such as call centers, may be reluctant to adopt a new strategy that may limit or compete with their existing investments. If businesses do not continue to accept the Internet and e-mail as media of communication, our business will suffer.

FUTURE REGULATION OF THE INTERNET MAY SLOW OUR GROWTH, RESULTING IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES AND INCREASED COSTS OF DOING BUSINESS

     Due to the increasing popularity and use of the Internet, it is possible that state, federal and foreign regulators could adopt laws and regulations that impose additional burdens on those companies that conduct business online. These laws and regulations could discourage communication by e-mail or other Web-based communications, particularly targeted e-mail of the type facilitated by the Connectify product, which could reduce demand for our products and services.

     The growth and development of the market for online services may prompt calls for more stringent consumer protection laws or laws that may inhibit the use of Internet-based communications or the information contained in these communications. The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet, particularly as it relates to online communication, could decrease demand for our products and services and increase our costs of doing business, or otherwise harm our business. Our costs could increase and our growth could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services.

OUR SECURITY COULD BE BREACHED, WHICH COULD DAMAGE OUR REPUTATION AND DETER CUSTOMERS FROM USING OUR SERVICES

     We must protect our computer systems and network from physical break-ins, security breaches and other disruptive problems caused by the Internet or other users. Computer break-ins could jeopardize the security of information stored in and transmitted through our computer systems and network, which could adversely affect our ability to retain or attract customers, damage our reputation and subject us to litigation. We have been in the past, and could be in the future, subject to denial of service, vandalism and other attacks on our systems by Internet hackers. Although we intend to continue to implement security technology and establish operational procedures to prevent break-ins, damage and failures, these security measures may fail. Our insurance coverage in certain circumstances may be insufficient to cover losses that may result from such events.

                         RISKS RELATED TO THIS OFFERING

THE COMMON STOCK SOLD IN THIS OFFERING WILL INCREASE THE SUPPLY OF OUR COMMON STOCK ON THE PUBLIC MARKET, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

     The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price of our common stock. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock to be sold in this offering will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress our stock price.

WE MAY ISSUE STOCK AT A DISCOUNT TO THE CURRENT MARKET PRICE, WHICH WOULD DILUTE OUR EXISTING STOCKHOLDERS

     In order to raise the funds we need to execute our business plan and fund operations generally, we may continue to issue stock at a discount to the current market price. Transactions of that kind would result in dilution to our existing stockholders.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, together with all other information included or incorporated by reference into this prospectus, contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus, together with all other information included or incorporated by reference into this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://kana.com or at the SEC's Web site at http://www.sec.gov.

     The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:


     (1) the description of our common stock contained in our Registration Statement on Form 8-A filed on August 27, 1999, including any amendment or report filed for the purpose of updating such description;

     (2) our Annual Report on Form 10-K/A filed on August 30, 2000 amending our previously filed report on Form 10-K for the fiscal year ended December 31, 1999;

     (3) our Current Report on Form 8-K filed on February 7, 2000 concerning an agreement and plan reorganization entered into with Silknet;

     (4) our Current Report on Form 8-K/A filed on February 14, 2000 concerning the acquisitions of Business Evolution and netDialog;

     (5) our Quarterly Report on Form 10-Q for our first fiscal quarter ended March 31, 2000 filed on May 12, 2000;

     (6) our Current Report on Form 8-K filed on April 24, 2000 concerning the change in our accountants;

     (7) our Current Report on Form 8-K/A filed on May 8, 2000 amending our previously filed Current Report on Form 8-K filed on May 4, 2000, concerning the merger with Silknet, to include the financial statements of Silknet Software, Inc, as of June 30, 1999, 1998 and each of the three years in the period ended June 30, 1999;

     (8) our Current Report on Form 8-K filed on June 15, 2000 concerning the closing of a sale of our common stock to certain institutional investors;

     (9) our Quarterly Report on Form 10-Q for our second fiscal quarter ended June 30, 2000 filed on August 14, 2000;

     (10) our Quarterly Report on Form 10-Q for our third fiscal quarter ended September 30, 2000 filed on November 14, 2000;

     (11) our Current Report on Form 8-K filed on January 22, 2001 concerning the appointment of our new chief executive officer and chairman of the board of directors; and

     (12) our Current Report on Form 8-K filed on January 22, 2001 concerning the unaudited pro forma combined condensed financial statements of Kana and Silknet as of September 30, 2000.


     Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

     Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Investor Relations, Kana Communications, Inc., 740 Bay Road, Redwood City, California 94063, telephone (650) 298-9282.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or amendment. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                               SELLING STOCKHOLDER


     The following table sets forth the name of the selling stockholder and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by the selling stockholder. The following table assumes that the selling stockholder will sell all of the shares being offered for its account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered from time to time by the selling stockholder. This information is based upon information provided by the selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The term "selling stockholder" includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership is based on 94,105,168 shares of common stock outstanding as of January 3, 2001.

                                               NUMBER OF             PERCENT OF                NUMBER OF
                                         SHARES OF COMMON STOCK  OUTSTANDING SHARES     SHARES OF COMMON STOCK
        NAME OF SELLING STOCKHOLDER        BENEFICIALLY OWNED    BENEFICIALLY OWNED   REGISTERED FOR SALE HEREBY
-------------------------------------   -----------------------  -------------------  --------------------------
Andersen Consulting LLP (1)..........         1,125,000                 *                   1,125,000

--------------
      *  Less than one percent
     (1) Includes all shares deemed beneficially owned under Rules of the Securities and Exchange Commission, due to the ownership of a currently exercisable warrant for the purchase of up to 725,000 shares of common stock.


     The 400,000 shares of common stock and warrant to purchase up to 725,000 shares of common stock were issued on September 6, 2000 pursuant to a stock and warrant purchase agreement and in connection with various commitments made by Andersen to the Company as part of our global strategic alliance with them under the Master Alliance Agreement we entered into on September 6, 2000. The commitments made by Andersen under the Master Alliance Agreement entail strategic joint marketing, sales and services support and cooperation. The shares of our common stock issued to Andersen are fully vested and we will incur a fixed charge to stock-based compensation over the four-year term of the global strategic alliance based upon the fair market value of our common stock on September 6, 2000, the date of closing, of $37.125. The warrant will expire on December 30, 2005 and has an exercise price equal to the fair market value on September 6, 2000, the date of closing, of $37.125. A portion of the shares of common stock purchasable upon exercise of the warrant is fully vested with the majority becoming vested upon the achievement of certain performance goals. We will incur a charge to stock-based compensation when the performance goals are achieved, such charge to be measured using the Black-Scholes valuation model and the fair market value of our common stock at the time of achievement of such goals. These stock, warrant and other expenses related to the strategic alliance with Andersen will result in substantial expenses throughout the term of our agreement with Andersen. The accounting treatment applicable to the warrant results in the charges associated with the warrant being measured in part upon the changes in the fair market value of our stock. Accordingly, significant increases in our stock price could result in substantial non-cash accounting charges and variations in our results of operations.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. All proceeds will be received by the selling stockholder. We will receive the proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for general corporate purposes. See "Selling Stockholder."


                              PLAN OF DISTRIBUTION

     We are registering all 1,125,000 shares on behalf of the selling stockholder. This amount includes 400,000 shares of common stock acquired by the selling stockholder on September 6, 2000 pursuant to a stock and warrant purchase agreement and 725,000 shares of common stock issuable upon exercise of a currently outstanding warrant to purchase common stock held by the selling stockholder. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock. We will receive proceeds from the exercise of the outstanding warrant by the selling stockholder and those proceeds will be used for our general corporate purposes. The selling stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers.

     The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by this broker-dealer for its account through this prospectus;

     o an exchange distribution that complies with the rules of the exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

     o in privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

     The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out these short positions. The selling stockholder may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling stockholder may also loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale through Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than through this prospectus. The selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares may not engage in market-making activities with respect to our common stock during certain restricted periods. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder. We will make copies of this prospectus available to the selling stockholder and such selling stockholder has been informed of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of each such selling stockholder and of the participating broker-dealer(s),

     o the number of shares involved,

     o the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to their respective sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS


     The validity of the common stock offered in this prospectus and certain other legal matters will be passed upon for us by Brobeck, Phleger & Harrison LLP, Palo Alto, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 30,017 shares of our common stock.



                                     EXPERTS


     The consolidated financial statements as of December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1999 and the related financial statement schedule, incorporated in this prospectus by reference to our December 31, 1999 Form 10K/A, have been so incorporated in reliance upon the reports of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.



     The consolidated financial statements of Silknet Software, Inc. as of June 30, 1999 and 1998 and for each of the three years in the period ended June 30,1999 included in the Current Report on Form 8-K/A of Kana Communications, Inc. filed on May 8, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

       Registration Statement Fee........................   $       9,403
       Printing and engraving............................   $      10,000
       Legal fees........................................   $      50,000
       Accounting fees and expenses......................   $      25,000
                                                            -------------
            Total........................................   $      94,403

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. Article VII, Section 6 of the Registrant's Amended and Restated Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. As permitted by
Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Second Amended and Restated Certificate of Incorporation, as amended, provides that its directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Registrant and its stockholders. This provision does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

     The Registrant has entered into an indemnification agreement with each of its executive officers and directors containing provisions that may require the Registrant, among other things, to indemnify its executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Section 145 of the Delaware General Corporation Law also permits a corporation to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law. The Registrant intends to maintain its director and officer liability insurance.

ITEM 16.      EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits listed in the Exhibit Index are filed herewith or incorporated by reference herein:

(a) Exhibits

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT

2.1(1) Agreement and Plan of Reorganization, dated August 13, 1999, by and among Kana Communications, Inc., KCI Acquisition, Inc. and Connectify, Inc.
4.1(1) Form of Registrant's Specimen Common Stock Certificate for the common stock being registered.
4.2(1) Fourth Amended and Restated Investors' Rights Agreement dated August 13, 1999 by and among Kana Communications, Inc. and parties listed on Schedule A therein.
4.3(2) Form of amendment to Fourth Amended and Restated Investors' Rights Agreement.
4.4(3) Registration Rights Agreement, dated June 7, 2000, by and among Kana Communications, Inc. and the parties listed on Exhibit A thereto.

4.5 Stock and Warrant Purchase Agreement, dated September 6, 2000 by and among Kana Communications, Inc. and Andersen Consulting LLP.

4.6(4) Warrant to purchase Common Stock, dated September 6, 2000 between Kana Communications, Inc. and Andersen Consulting LLP.

5.1     Opinion of Brobeck, Phleger & Harrison LLP.
23.1    Consent of KPMG LLP, Independent Auditors.

23.2    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.3 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1). 24.1(*) Power of Attorney.
99.1(5) Silknet Software, Inc. 1999 Employee Stock Purchase Plan.
99.2(5) Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan. 99.3(5) Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan. 99.4(5) Silknet Software, Inc. Employee Stock Option Plan.
99.5(5) Insite Marketing Technology, Inc. 1997 Stock Option Plan.
99.6(5) Form of Option Assumption Agreement (Silknet Option Shares).
99.7(5) Form of Option Assumption Agreement--Acceleration (Silknet Option
        Shares).

--------------

* Previously filed as an exhibit to the Form S-3, File No. 333-46624, filed with the Commission by the Registrant on September 26, 2000, and incorporated herein by reference.
(1) Incorporated herein by reference to Registrant's registration statement on Form S-1, File No. 333-82587, originally filed with the Commission on July 9, 1999, as subsequently amended.
(2) Incorporated herein by reference to Registrant's registration statement on Form S-4, File No. 333-32428, originally filed with the Commission on March 14, 2000, as subsequently amended.
(3) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on June 15, 2000, and incorporated herein by reference.
(4)  Confidential treatment has been granted for portions of this exhibit.
(5) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on April 27, 2000, and incorporated herein by reference.


ITEM 17.      UNDERTAKINGS.
     The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Sections 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement (No. 333-46624) to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 26th day of January, 2001.


                                         KANA COMMUNICATIONS, INC.



                                         By:    /S/ JAMES C. WOOD
                                              -------------------------------
                                                      James C. Wood
                                                      Chief Executive Officer
                                                      and Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement (No. 333-46624) has been signed below by the following persons on behalf of Kana in the capacities and on the dates indicated;

Date:   January 26, 2001       By     /S/ JAMES C. WOOD
                                     -------------------------------------------
                                    James C. Wood
                                    Chief Executive Officer and Chairman of the
                                    Board
                                    (Principal Executive Officer)

Date:   January 26, 2001       By    /S/ BRIAN K. ALLEN
                                    --------------------------------------------
                                    Brian K. Allen
                                    Chief Financial Officer
                                    (Principal Financial and Accounting Officer)

Date:   January 26, 2001       By                           *
                                    --------------------------------------------
                                    David M. Beirne
                                    Director

Date:   January 26, 2001       By                           *
                                    --------------------------------------------
                                    Robert W. Frick
                                    Director

Date:   January 26, 2001       By                           *
                                    --------------------------------------------
                                    Eric A. Hahn
                                    Director

Date:   January 26, 2001       By                           *
                                    --------------------------------------------
                                    Dr. Charles A. Holloway
                                    Director

Date:   January 26, 2001       By                           *
                                    --------------------------------------------
                                    Steven T. Jurvetson
                                    Director

*    Signed pursuant to a Power of Attorney

By:   /S/ BRIAN K. ALLEN
      ------------------------
      Brian K. Allen
      Chief Financial Officer
      (Principal Financial and Accounting Officer)

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT

2.1(1) Agreement and Plan of Reorganization, dated August 13, 1999, by and among
       Kana Communications, Inc., KCI Acquisition, Inc. and Connectify, Inc. 4.1(1) Form of Registrant's Specimen Common Stock Certificate for the common stock being registered.
4.2(1) Fourth Amended and Restated Investors' Rights Agreement dated August 13,
       1999 by and among Kana Communications, Inc. and parties listed on Schedule A therein.
4.3(2) Form of amendment to Fourth Amended and Restated Investors' Rights
       Agreement.
4.4(3) Registration Rights Agreement, dated June 7, 2000, by and among Kana
       Communications, Inc. and the parties listed on Exhibit A thereto.
4.5 Stock and Warrant Purchase Agreement, dated September 6, 2000 by and among Kana Communications, Inc. and Andersen Consulting LLP.
4.6(4) Warrant to purchase Common Stock, dated September 6, 2000 between Kana
       Communications, Inc. and Andersen Consulting LLP.
5.1    Opinion of Brobeck, Phleger & Harrison LLP.
23.1   Consent of KPMG LLP, Independent Auditors.
23.2   Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.3 Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1). 24.1(*) Power of Attorney.
99.1(5) Silknet Software, Inc. 1999 Employee Stock Purchase Plan.
99.2(5) Silknet Software, Inc. 1999 Stock Option and Stock Incentive Plan. 99.3(5) Silknet Software, Inc. 1999 Non-Employee Director Stock Option Plan. 99.4(5) Silknet Software, Inc. Employee Stock Option Plan.
99.5(5) Insite Marketing Technology, Inc. 1997 Stock Option Plan.
99.6(5) Form of Option Assumption Agreement (Silknet Option Shares).
99.7(5) Form of Option Assumption Agreement--Acceleration (Silknet Option
        Shares).

--------------
 * Previously filed as an exhibit to the Form S-3, File No. 333-46624, filed with the Commission by the Registrant on September 26, 2000, and incorporated herein by reference.
(1) Incorporated herein by reference to Registrant's registration statement on Form S-1, File No. 333-82587, originally filed with the Commission on July 9, 1999, as subsequently amended.
(2) Incorporated herein by reference to Registrant's registration statement on Form S-4, File No. 333-32428, originally filed with the Commission on March 14, 2000, as subsequently amended.
(3) Previously filed as an exhibit to the Form 8-K filed with the Commission by the Registrant on June 15, 2000, and incorporated herein by reference.
(4)  Confidential treatment has been granted for portions of this exhibit.
(5) Previously filed as an exhibit to the Form S-8 filed with the Commission by the Registrant on April 27, 2000, and incorporated herein by reference.